EXHIBIT 99.1
December 30, 2022

First Guaranty Bancshares, Inc. Letter to Shareholders

Dear Shareholders,

The fourth quarter of 2022 has concluded and with its conclusion we also reached the end of the year of 2022. 2022 has been an extremely successful year for First Guaranty Bancshares, Inc. As a result, you are receiving your 118th consecutive, quarterly dividend. Stop and reflect about that for a moment – that is 29.5 years of consecutive quarterly dividends. Over that period, the dividends have never decreased. Additionally, due to stock splits and five 10% stock dividends, one share of stock in First Guaranty Bank (now First Guaranty Bancshares, Inc.) purchased in 1993 is presently 3.22 shares of First Guaranty Bancshares, Inc.. First Guaranty Bancshares, Inc. has proven to be and continues to be a very profitable investment.

In 2022, our total assets have grown to approximately $3,126,128,000 as of December 31, 2022, compared to $2,878,120,000 as of December 31, 2021. Our loan portfolio has grown to approximately $2,520,000,000 as of December 31, 2022, compared to $2,159,359,000 as of December 31, 2021. Due to the proactive steps, we have taken in the last two years, although our interest expense has grown tremendously, we have maintained profitability. We have significantly improved our technology and products in 2022.
We have been named by Newsweek and Lending Tree as the Best Small Bank in the United States for the third consecutive year. The award has been made for three years and we have received the award all three years. We continue to improve First Guaranty Bancshares, Inc. to increase shareholder value and to build a fortress balance sheet.

Please enjoy your 118th quarterly dividend.

Thank you for your continued support and trust.

Sincerely,

Alton B. Lewis
President/CEO

This letter contains forward-looking statements within the meaning of the U.S. federal securities laws. Forward-looking statements are any statements other than statements of historical fact which represent our current judgement about possible future events. We believe these judgements are reasonable, but these statements are not guarantees of any future events or financial results, and our actual results may differ materially due to a variety of factors, many of which are described in our most recent Annual Report on Form 10-K and our other filings with the U.S. Securities and Exchange Commission. We caution readers not to place undue reliance on forward-looking statements. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update or otherwise revise any forward-looking statements.